Exhibit 99.3

(A Development Stage Company)

Financial Statements

as of September 30, 2013

PHYXIUS PHARMA, INC.
(A Development Stage Company)

BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
License rights	$1,000,000	$––

Total assets	$1,000,000	$––

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$255,995	$37,804
Accrued license fees	1,000,000	––
Total current liabilities	1,255,995	37,804

Commitments and Contingencies (Note 2)

Stockholders’ deficit
Common stock, $0.01 par value, 2,000 shares authorized, 100 shares issued and outstanding at September 30, 2013 and December 31, 2012	1	1
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued and outstanding at September 30, 2013 and December 31, 2012	––	––
Additional paid-in capital	9,999	9,999
Deficit accumulated during the development stage	(265,995)	(47,804)
Total stockholders’ deficit	(255,995)	(37,804)
Total liabilities and stockholders’ deficit	$1,000,000	$––

The accompanying notes are an integral part of these Financial Statements.

PHYXIUS PHARMA, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Period from January 18, 2011 (Inception) through September 30,	Nine months ended September 30,
	2013	2013	2012
	(unaudited)	(unaudited)	(unaudited)

Revenue	$––	$––	$––

Operating expenses
Legal and professional fees	39,515	18,191	900
Subcontractors	216,480	200,000	2,000
Travel	5,707	––	––
Miscellaneous	2,255	––	––
Office expenses	2,038	––	––
Total operating expenses	265,995	218,191	2,900
Net loss	$265,995	$218,191	$2,900

The accompanying notes are an integral part of these Financial Statements.

PHYXIUS PHARMA, INC.
(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the cumulative period from January 18, 2011 (date of inception) to September 30, 2013

			Additional	Deficit accumulated
	Common Stock		Paid-In	during the
	Shares	Amount	Capital	development stage	Total

Balances at January 18, 2011	––	$––	$––	$––	$––
Issuance of common stock	100	1	9,999		10,000
Net Loss				(44,904)	(44,904)
Balances at December 31, 2011	100	$1	$9,999	$(44,904)	$(34,904)
Net Loss				(2,900)	(2,900)
Balances at December 31, 2012	100	$1	$9,999	$(47,804)	$(37,804)
Net Loss				(218,191)	(218,191)
Balances at September 30, 2013	100	$1	$9,999	$(265,995)	$(255,995)

The accompanying notes are an integral part of these Financial Statements.

PHYXIUS PHARMA, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Period from January 18, 2011 (Inception) through September 30,	Nine Months ended September 30,
	2013	2013	2012
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(265,995)	$(218,191)	$(2,900)
Adjustments to reconcile net loss to net cash provided by operating activities
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	255,995	218,191	2,900
Accrued license fees	1,000,000	1,000,000	––
Net cash provided by operating activities	990,000	1,000,000	––

Cash flows from investing activities
Acquisition of license rights	(1,000,000)	(1,000,000)	––
Net cash used in investing activities	(1,000,000)	(1,000,000)	––

Cash flows from financing activities
Proceeds from the issuance of common stock	10,000	––	––
Net cash provided by financing activities	10,000	––	––
Net decrease in cash and cash equivalents	––	––	––
Cash and cash equivalents at beginning of year	––	––	––
Cash and cash equivalents at end of year	$––	$––	$––

The accompanying notes are an integral part of these Financial Statements.

Phyxius Pharma, Inc.
(A Development Stage Company) Notes to Financial Statements
December 31, 2012 and 2011

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

1.           Background, Liquidity and Summary of Significant Accounting Policies

Nature of Business

Phyxius Pharma, Inc. (the "Company") was incorporated in the State of Delaware on January 18, 2011. The Company is a privately held specialty pharmaceutical company focused on commercializing critical care pharmaceutical products in the United States.  The Company intends to obtain or license the rights to develop and commercialize critical care pharmaceutical products from the holders of such rights and sell the products within North America. The Company also coordinates the obtainment of regulatory approval for its products.

Development Stage Company

The Company’s primary activities since formation have been to establish its operations, negotiate and obtain product rights, and conduct clinical trials. As of September 30, 2013, planned principal operations have not begun. The Company has no extended operating history and has not generated any revenues for  the  nine months ended September 30, 2013  or  the  period  from  January  18,  2011  (inception)  through December 31, 2012. Accordingly, the Company is considered to be in the “development stage” and has prepared the accompanying financial statements in accordance with the provisions of Accounting Standards Codification (“ASC”) No. 915 Accounting for Development Stage Entities.  The financial statements reflect the financial activities of the Company from its date of inception (January 18, 2011).

As discussed in Note 4 to the financial statements, the Company completed a sale of substantially all of its assets, including licensing rights obtained subsequent to September 30, 2013, to an unrelated entity in November 2013.  In conjunction with this sale, all assets and liabilities of the Company were assumed by the purchasing entity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.  Revenue generated from products sold is recognized when the risks and rights of ownership have passed to the customer; this generally occurs upon shipment of the product. From January 18, 2011 (inception) through September 30, 2013 the Company did not generate any revenues as it is in the development stage.

Income Taxes

Income taxes are accounted for in accordance with the provisions of Accounting Standards Codification Topic 740, Accounting for Income Taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax basis.  The differences are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Significant components of the Company’s deferred tax assets as of September 30, 2013 and December 31, 2012 are as follows:

	September 30,	December 31,
	2013	2012
Federal	$34,580	$6,215
State	23,939	4,302
Total deferred tax assets	58,519	10,517
Valuation allowance	(58,519)	(10,517)
Net deferred tax assets	$––	$––

For the nine months ended September 30, 2013 and for the years ended December 31, 2012 and December 31, 2011, the company incurred net operating losses and, accordingly, no provision for income taxes has been recorded.  In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets.  At September 30, 2013, the Company had approximately $266,000 of federal and state net operating losses.  The net operating loss carryforwards, if not utilized, will begin to expire in 2032.

The pronouncement dealing with uncertain tax position clarifies the accounting for uncertainty in income taxes recognized in the Company's consolidated financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The pronouncement also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company had no uncertain tax positions at September 30, 2013 or December 31, 2012.  Further, there were no tax related interest or penalties included in the consolidated financial statements. There are no tax years open to examination prior to 2011, which is the year of the Company’s inception.

2.           Commitments and Contingencies

Agreement with Orion Pharma- In September 2013 the Company entered into a license agreement (“License”) with Orion Pharma, Orion Corporation, Espoo, Finland ("Licensor", "Orion") whereby it obtained an exclusive, sublicenseable right to develop and commercialize levosimendan (“Product”) in the United States and Canada (the “Territory”).  Pursuant to the License, the Company must use Orion’s “Simdax®” trademark to commercialize the Product.  The License also grants to the Company a right of first refusal to commercialize new developments of the Product, including developments as to the formulation, presentation, means of delivery, route of administration, dosage or indication.  Orion’s ongoing role under the License includes sublicense approval, serving as the sole source of manufacture, holding a first right to enforce intellectual property rights in the Territory, and certain regulatory participation rights.  Additionally, the Company must grant back to Orion a broad non-exclusive license to any patents or clinical trial data related to the Product developed by the Company under the License.  The License has a fifteen (15) year term, provided, however, that the License will continue after the end of the ten year term in each country in the Territory until the expiration of Orion’s patent rights in the Product in such country (the “Term”).  Orion may terminate the License if the human clinical trial using the Product and studying reduction in morbidity and mortality of cardiac surgery patients at risk of low cardiac output syndrome (“LCOS”) as described in the US Food and Drug Administration (the “FDA”) agreed upon clinical study protocol (the “Study”) is not started by July 31, 2014.

Pursuant to the terms of the License, the Company must pay to Orion a non-refundable up-front payment in the amount of $1 million within thirty (30) days of the Company receiving funding for the Study, but in no event later than April 1, 2014.  The License also includes the following development milestones for which the Company shall make non-refundable payments to Orion no later than twenty-eight (28) days after the occurrence of the applicable milestone event: (i) $2.0 million upon the grant of FDA approval, including all registrations, licenses, authorizations and necessary approvals, to develop and/or commercialize the Product in the United States; and (ii) $1.0 million upon the grant of regulatory approval for the Product in Canada. Once commercialized, the Company is obligated to make certain non-refundable commercialization milestone payments to Orion, aggregating up to $13.0 million, contingent upon achievement of certain cumulative net sales amounts in the Territory. The Company must also pay Orion tiered royalties based on net sales of the Product in the Territory made by the Company and its sublicensees. After the end of the Term, the Company must pay Orion a royalty based on net sales of the Product in the Territory for as long as the Company sells the Product in the Territory.

As of September 30, 2013, the Company has capitalized $1,000,000 to acquire the license rights and recorded an accrued liability arising from a contingency of $1,000,000 that has been recognized for expected license fee payments due under the acquired license. The Company expects that this expenditure will be payable in the first quarter of its fiscal year 2014.

Agreement with DCRI- In June 2011 the Company entered into an agreement with Duke Clinical Research Institute (“DCRI”) to perform research and development activities on behalf of the Company through June 30, 2012.  The terms of the agreement call for total payments by the Company of $200,000, plus pass through expenses, payable on a mutually agreed-upon date to be based upon the Company’s ability to secure funding for a clinical trial. As of September 30, 2013, subsequent to entering into the license agreement with Orion, the Company recorded a liability for the payable and expects that this expenditure will be payable in the fourth quarter of its fiscal year 2013.

3.           Stockholders’ Equity

The authorized capital of the Company consists of 3,000 shares, divided into 2,000 shares of Common Stock with a par value of $0.01 per share and 1,000 shares of Preferred Stock with a par value of $0.01 per share, of which only 100 shares of Common Stock are issued and outstanding as of September 30, 2013 and December 31, 2012.

Common Stock
On January 18, 2011, four individuals (“founding stockholders”) purchased and were issued 25 shares of Common Stock each at a price of $100 per share.  In consideration for the common shares, the founding stockholders paid certain expenses on behalf of the Company in the amount of $10,000.

Preferred Stock

The Preferred Stock holders have the same rights as common stockholders, but are not entitled to voting rights. There were no preferred shares issued or outstanding as of September 30, 2013 or December 31, 2012.

4.           Subsequent Events

On October 21, 2013, the Company entered into an agreement for the sale of substantially all of its assets to Oxygen Biotherapeutics, Inc., an unrelated entity, which sale was completed in November 2013.  In connection with the sale, the Company assigned its licensing agreement as described above, the right to enforce any agreement, any and all intellectual property, all product registration materials, all books, records and other relevant business documents, and any goodwill that may exist, to the purchasing entity.  In addition, certain liabilities and future commitments of the Company were assumed by the purchasing entity on the date of sale.  In consideration for the purchased assets, the purchasing entity issued shares of its own common stock and convertible preferred stock to the four stockholders of Phyxius Pharma, Inc.

Management has evaluated subsequent events through the date the financial statements were issued. Based on this evaluation, the Company has determined that no other subsequent events have occurred which require disclosure through the date that these financial statements were issued.